Registration No. 333-166317

As filed with the Securities and Exchange Commission on July 26, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Georgetown Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Federal	20-2107839
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

2 East Main Street

Georgetown, Massachusetts 01833

(Address of Principal Executive Offices)

Georgetown Bancorp, Inc. 2009 Equity Incentive Plan

(Full Title of the Plan)

Copies to:

Mr. Robert E. Balletto	Edward A. Quint, Esquire
President and Chief Executive Officer	Beverly White, Esquire
Georgetown Bancorp, Inc.	Luse Gorman Pomerenk & Schick, P.C.
2 East Main Street	5335 Wisconsin Ave., N.W., Suite 780
Georgetown, Massachusetts 01833	Washington, DC 20015-2035
(978) 352-8600	(202)274-2000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (“Post-Effective Amendment”), filed by Georgetown Bancorp, Inc. (the “Company”), removes from registration all shares of common stock, par value $0.10 per share, of the Company registered under the following registration statement on Form S-8 with the Securities and Exchange Commission (the “SEC”), pertaining to the registration of shares offered under an employee benefit plan:

•                  File No. 333-166317, of the Company, filed with the SEC on April 27, 2010, pertaining to the registration of an aggregate of 250,000 shares of common stock of the Company, issuable under the Georgetown Bancorp, Inc. 2009 Equity Incentive Plan.

On July 11, 2012, pursuant to the Articles of Merger by and among the Company and Georgetown Bancorp, Inc., a Maryland corporation (“Georgetown-Maryland”), the Company merged with and into Georgetown-Maryland, with Georgetown-Maryland continuing as the surviving corporation (the “Merger”).  At the time of the Merger, each share of common stock of the Company issued and outstanding immediately prior to the Merger was converted into the right to receive 0.72014 shares of Georgetown-Maryland.

In accordance with an undertaking made by the Company in the registration statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the registration statement that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the registration statement.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Georgetown, Commonwealth of Massachusetts, on July 23, 2012.

GEORGETOWN BANCORP, INC.

By:	/s/ Robert E. Balletto
Robert E. Balletto
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Georgetown Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Robert E. Balletto, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Robert E. Balletto may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock issued under the Georgetown Bancorp, Inc. 2009 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Robert E. Balletto shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Robert E. Balletto	President, Chief Executive Officer and Director (Principal Executive Officer)	July 23, 2012
Robert E. Balletto

/s/ Joseph W. Kennedy	Senior Vice President, Chief Financial Officer and Treasurer	July 23, 2012
Joseph W. Kennedy	(Principal Financial and Accounting Officer)

Chairperson of the Board
J. Richard Murphy

Signatures	Title	Date

/s/ Mary L. Williams	Vice Chairperson of the Board	July 23, 2012
Mary L. Williams

/s/ Keith N. Congdon	Director	July 23, 2012
Keith N. Congdon

/s/ Anthony S. Conte, Jr.	Director	July 23, 2012
Anthony S. Conte, Jr.

/s/ Stephen L. Flynn	Director	July 23, 2012
Stephen L. Flynn

/s/ Thomas L. Hamelin	Director	July 23, 2012
Thomas L. Hamelin

/s/ Marybeth McInnis	Director	July 23, 2012
Marybeth McInnis

/s/ Kathleen R. Sachs	Director	July 23, 2012
Kathleen R. Sachs

/s/ Richard F. Spencer	Director	July 23, 2012
Richard F. Spencer

/s/ David A. Splaine	Director	July 23, 2012
David A. Splaine

/s/ Robert T. Wyman	Director	July 23, 2012
Robert T. Wyman

/s/ John H. Yeaton	Director	July 23, 2012
John H. Yeaton